THE GDL FUND N-2

Exhibit (s)(iv)

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-

PROSPECTUS SUPPLEMENT1

(To Prospectus dated             ,          )

The GDL Fund

Notes [Specify Title]

We are offering for sale                      promissory notes. Our common shares are traded on the NYSE under the symbol “GDL” and our Series C Preferred shares are listed on the NYSE under the symbol “GDL Pr C.” Our Series E Preferred Shares are not listed on an exchange. The last reported sale price for our common shares on             ,          was $                 per share. You should review the information set forth under “Risk Factors and Special Considerations” in the accompanying Prospectus before investing in our notes.

	Per Note	Total (1)
Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

(1)	The aggregate expenses of the offering are estimated to be $ , which represents approximately $ per note.

The notes will be ready for delivery on or about             ,         .

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in our notes and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about us. Material that has been incorporated by reference and other information about us can be obtained from us by calling 800-GABELLI (422-3554) or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted.

In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to The GDL Fund. This Prospectus Supplement also includes trademarks owned by other persons.

_________________

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

Prospectus Supplement

Page
TERMS OF THE NOTES	R-3
USE OF PROCEEDS	R-3
CAPITALIZATION	R-3
OUTSTANDING SECURITIES	R-3
ASSET COVERAGE RATIO	R-4
SPECIAL CHARACTERISTICS AND RISKS OF THE NOTES	R-4
TAXATION	R-4
UNDERWRITING	R-4
LEGAL MATTERS	R-4

TERMS OF THE NOTES

Principal Amount	The principal amount of the notes is $ in the aggregate.

Maturity	The principal amount of the notes will become due and payable on , .

Interest Rate	The interest rate will be %.

Frequency of payment	Interest will be paid commencing .

Prepayment Protections

[Stock Exchange Listing]

Rating	It is a condition of issuance that the notes be rated by .

USE OF PROCEEDS

We estimate the total net proceeds of the offering to be $        , based on the public offering price of $         per note and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us. The Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objective and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months. Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments.

The Fund may also use the net proceeds from the offering to call, redeem or repurchase shares of one or more of its Series C Preferred Shares or Series E Preferred Shares. The Series C Preferred Shares pay quarterly distributions in March, June, September, and December of each year. The Series C Preferred Shares paid distributions at an annualized rate of 4.00% on the $50 per share liquidation preference for the quarterly dividend periods ended on or prior to March 26, 2019 (Year 1). On February 22, 2019, the Board announced a reset fixed dividend rate of 4.00% that will apply for the next eight quarterly dividend periods (Year 2 and Year 3). On March 1, 2021, the Board continued the 4.00% dividend rate for Series C Preferred Shares through the mandatory redemption date of March 26, 2025.

The Series E Preferred Shares pay quarterly distributions in March, June, September, and December of each year. The Series E Preferred Shares paid distributions at an annualized rate of 4.00% on the $10 per share liquidation preference for the quarterly dividend periods ended on or prior to March 26, 2023 (Year 1). Notwithstanding the foregoing, effective January 19, 2023, the Board increased the dividend rate on the Series E Preferred Shares to an annual rate of 5.20% based on the liquidation preference of the Series E Preferred Shares. The Series E Preferred Shares have a mandatory redemption date of March 26, 2025. See “Description of the Securities—Preferred Shares” in the Prospectus for a definition of “Year 1,” “Year 2” and “Year 3.”

CAPITALIZATION

[To be provided.]

Outstanding Securities

The following information regarding the Fund’s outstanding securities is as of , .

Title of Class	Amount Authorized	Amount Held by Fund or for its Account	Amount Outstanding Exclusive of Amount Held by Fund
Common Shares	[ ]	—	[ ]
Series C Cumulative Puttable and Callable Preferred Shares	[ ]	—	[ ]
Series E Cumulative Term Preferred Shares	[ ]	—	[ ]
Other Series of Preferred Shares	[ ]	—	[ ]

R-3

ASSET COVERAGE RATIO

As provided in the 1940 Act and subject to certain exceptions, the Fund may issue debt and/or preferred shares with the condition that immediately after issuance the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred shares outstanding. The Fund’s notes are expected to have an initial asset coverage on the date of issuance of approximately     %.

SPECIAL CHARACTERISTICS AND RISKS OF THE NOTES

Liquidity Risk. An investment in our notes is subject to special risks. Our notes are not likely to be listed on an exchange or automated quotation system. We cannot assure you that any market will exist for our notes or if a market does exist, whether it will provide holders with liquidity. Broker-dealers that maintain a secondary trading market for the notes are not required to maintain this market, and the Fund is not required to redeem notes if an attempted secondary market sale fails because of a lack of buyers. To the extent that our notes trade, they may trade at a price either higher or lower than their principal amount depending on interest rates, the rating (if any) on such notes and other factors.

Reinvestment Risk. The Fund may at any time redeem notes to the extent necessary to meet regulatory asset coverage requirements. For example, if the value of the Fund’s investment portfolio declines, thereby reducing the asset coverage for the notes, the Fund may be obligated under the terms of the notes to redeem the notes. Investors may not be able to reinvest the proceeds of any redemption in an investment providing the same or a better rate than that of the notes.

Distribution Risk. The Fund may not meet the asset coverage requirements or earn sufficient income from its investments to make interest payments on the notes.

Redemption Risk. Although unlikely, precipitous declines in the value of the Fund’s assets could result in the Fund having insufficient assets to redeem all of the notes for the full redemption price.

TAXATION

[To be provided.]

UNDERWRITING

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to the Fund in connection with the offering of the notes.

R-4

The GDL Fund

Notes

PROSPECTUS SUPPLEMENT

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